Exhibit 99.1

Ultralife Corporation Reports Fourth Quarter Results

Acquisition of Electrochem Completed and Integration Has Commenced

NEWARK, N.Y. – April 1, 2025 -- Ultralife Corporation (NASDAQ: ULBI) reported operating results for the fourth quarter and full year ended December 31, 2024 as follows:

Fourth Quarter:

●	Sales of $43.9 million compared to $44.5 million for the 2023 fourth quarter, including a 11.7% increase in Battery & Energy Products sales and a 55.1% decrease in Communications Systems sales
●	Gross profit of $10.6 million, or 24.2% of revenue, compared to $11.4 million, or 25.6% of revenue, for the 2023 fourth quarter
●

Operating income of $1.5 million, including one-time costs and GAAP adjustments of $1.1 million directly related to the acquisition of Electrochem Solutions, Inc. (“Electrochem”) on October 31, 2024, compared to $3.6 million for the 2023 fourth quarter

●	GAAP EPS of $0.01 compared to $0.17 for the 2023 fourth quarter
●	Adjusted EBITDA of $3.9 compared to $4.8 million for the 2023 fourth quarter
●	Backlog and high confidence orders of $102.2 million exiting 2024 compared to $78.0 exiting the third quarter

Fiscal Year 2024:

●	Sales of $164.5 million represent a 3.7% year-over-year increase; essentially flat with 2023 when excluding Electrochem
●	Operating income of $10.0 million including one-time costs and GAAP adjustments of $1.4 million directly related to the acquisition of Electrochem on October 31, 2024, versus $9.5 million for 2023
●	GAAP EPS of $0.38 compared to $0.44 for 2023 which included approximately $0.08 for recognition of the ERC filed under the Coronavirus Aid, Relief and Economic Act
●	Adjusted EBITDA of $16.5 million compared to $15.7 million for 2023

“For the fourth quarter the contribution of Electrochem compensated for delays in the timing of expected larger orders for our Communications Systems segment and customer requests to push orders into 2025 for our Battery & Energy Products segment. These fulfillment delays illustrate how fluctuations in order timing can impact our financial results on a short-term basis even as demand for our products remains strong. In addition, after acquiring Electrochem on October 31st, we began implementing our integration playbook commencing the necessary groundwork to realize the benefits of our investment,” said Mike Manna, President and Chief Executive Officer.

“We entered 2025 with a healthy backlog and a schedule of new products to launch representing a broadened opportunity set in high-growth markets that position us to more fully realize the operating leverage of our business model through scale, and a strengthened sales and marketing leadership team to expedite organic growth and further leverage our global brand and resources. We are also on track to complete the acquisition integration and realize resulting manufacturing cost efficiencies and U.S.-based vertical integration savings. As a result, we are confident in our ability to deliver profitable growth and incremental cash flow enabling us to reduce debt and support strategic capital expenditures,” concluded Mr. Manna.

Fourth Quarter 2024 Financial Results

Revenue was $43.9 million, including $6.1 million relating to our acquisition of Electrochem, compared to revenue of $44.5 million for the fourth quarter of 2023. Battery & Energy Products sales increased 11.7% to $39.9 million compared to $35.7 million last year reflecting the inclusion of Electrochem. Organic sales for this segment declined 5.3% as a 48.1% increase in government/defenses sales and a 1.6% increase in oil & gas market sales were offset by a 47.2% decrease in medical battery sales and a 4.4% decline in other industrial market sales. Communications Systems sales decreased by 55.1% to $4.0 million compared to $8.8 million for the same period last year, primarily attributable to shipments in the prior year of vehicle-amplifier adaptors to a global defense contractor for the U.S. Army and of integrated systems of amplifiers and radio vehicle mounts to a major international defense contractor. Our total backlog and high confidence orders exiting the fourth quarter was $102.2 million compared to $78.0 million reported for the third quarter.

Gross profit was $10.6 million, or 24.2% of revenue, compared to $11.4 million, or 25.6% of revenue, for the same quarter a year ago. Battery & Energy Products gross margin was 23.4%, compared to 25.2% last year, primarily due to product mix and lower factory cost absorption. Communications Systems gross margin was 31.9% compared to 27.2% last year, primarily due to product mix and price realization despite lower factory volume.

Operating expenses were $9.1 million, compared to $7.8 million for the 2023 fourth quarter, reflecting $1.8 million for the inclusion of Electrochem and the one-time costs associated with the acquisition. Operating expenses were 20.8% of revenue compared to 17.4% of revenue for the year-earlier period.

Operating income was $1.5 million compared to $3.6 million last year. Driven by the 55.1% decline in Communications Systems sales and one-time acquisition costs, operating margin decreased to 3.4% compared to 8.2% last year.

Net income attributable to Ultralife Corporation was $0.2 million or $0.01 per diluted share on a GAAP basis, compared to $2.9 million or $0.17 per diluted share for the fourth quarter of 2023. Adjusted EPS was also $0.01 on a diluted basis for the fourth quarter of 2024, compared to $0.18 for the 2023 period. Adjusted EPS excludes the provision for deferred taxes which primarily represents non-cash charges for U.S. taxes which we expect will be fully offset by net operating loss carryforwards and other tax credits for the foreseeable future.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense and one-time acquisition costs and non-cash purchase accounting adjustments, was $3.9 million for the fourth quarter of 2024, or 8.9% of sales, compared to $4.8 million, or 10.7% of sales, for the year-earlier period.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of adjusted EPS to EPS and adjusted EBITDA to net income attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government/defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its fourth quarter earnings conference call on today at 8:30 AM ET.

To ensure a fast and reliable connection to our investor conference call, we require participants dialing in by phone to pre-register using this link prior to the call: https://register-conf.media-server.com/register/BI1a1f31c093654241b376ab0dfc2c088b. This will eliminate the need to speak with an operator. Once registered, dial-in information will be provided along with a personal identification number. Should you register early and misplace your details, you can simply click back on this same link at any time to register and view this information again. A live webcast of the conference call will be available to investors in the Events & Presentations Section of the Company’s website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include uncertain global economic conditions, reductions in revenues from key customers, delays or reductions in U.S. and foreign military spending, acceptance of our new products on a global basis, and disruptions or delays in our supply of raw materials and components due to business conditions, global conflicts, weather or other factors not under our control. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

ASSETS

	December 31, 2024	December 31, 2023
Current Assets:
Cash	$6,854	$10,278
Trade Accounts Receivable, Net	29,370	31,761
Inventories, Net	51,363	42,215
Prepaid Expenses and Other Current Assets	9,573	5,949
Total Current Assets	97,160	90,203

Property, Plant and Equipment, Net	40,485	21,117
Goodwill	45,006	37,571
Other Intangible Assets, Net	24,557	15,107
Deferred Income Taxes, Net	8,413	10,567
Other Non-Current Assets	4,830	3,711

Total Assets	$220,451	$178,276

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$14,160	$11,336
Current Portion of Long-Term Debt	2,750	2,000
Accrued Compensation and Related Benefits	2,911	3,115
Accrued Expenses and Other Current Liabilities	9,470	7,279
Total Current Liabilities	29,291	23,730
Long-Term Debt, Net	51,502	23,624
Deferred Income Taxes	1,443	1,714
Other Non-Current Liabilities	4,028	3,781
Total Liabilities	86,264	52,849

Shareholders' Equity:
Common Stock	2,107	2,078
Capital in Excess of Par Value	191,828	189,160
Accumulated Deficit	(34,442)	(40,754)
Accumulated Other Comprehensive Loss	(4,006)	(3,660)
Treasury Stock	(21,492)	(21,492)
Total Ultralife Corporation Equity	133,995	125,332
Non-Controlling Interest	192	95
Total Shareholders’ Equity	134,187	125,427

Total Liabilities and Shareholders' Equity	$220,451	$178,276

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2024	2023	2024	2023
Revenues:
Battery & Energy Products	$39,880	$35,703	$144,081	$129,953
Communications Systems	3,972	8,845	20,375	28,691
Total Revenues	43,852	44,548	164,456	158,644

Cost of Products Sold:
Battery & Energy Products	30,549	26,711	107,764	99,178
Communications Systems	2,704	6,435	14,378	20,266
Total Cost of Products Sold	33,253	33,146	122,142	119,444

Gross Profit	10,599	11,402	42,314	39,200

Operating Expenses:
Research and Development	2,415	1,852	8,268	7,531
Selling, General and Administrative	6,710	5,901	24,081	22,194
Total Operating Expenses	9,125	7,753	32,349	29,725

Operating Income	1,474	3,649	9,965	9,475

Other Expense	979	536	1,664	358
Income Before Income Taxes	495	3,113	8,301	9,117

Income Tax Provision	262	263	1,892	1,951

Net Income	233	2,850	6,409	7,166

Net Income (Loss) Attributable to Non-Controlling Interest	39	(23)	97	(31)

Net Income Attributable to Ultralife Corporation	$194	$2,873	$6,312	$7,197

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.01	$.18	$.38	$.44

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.01	$.17	$.38	$.44

Weighted Average Shares Outstanding – Basic	16,629	16,338	16,555	16,214

Weighted Average Shares Outstanding – Diluted	16,762	16,479	16,767	16,226

Non-GAAP Financial Measures

Adjusted EBITDA

In evaluating our business, we consider and use adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to U.S. Generally Accepted Accounting Principles (“GAAP”) financial measures. We define adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended		Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Net Income Attributable to Ultralife Corporation	$194	$2,873	$6,312	$7,197
Adjustments:
Interest Expense, Net	829	566	1,940	2,016
Income Tax Provision	262	263	1,892	1,951
Depreciation Expense	831	740	3,125	3,022
Amortization Expense	348	226	1,032	889
Stock-Based Compensation Expense	208	104	698	528
Cyber-Insurance Policy Deductible	-	-	-	100
Non-Recurring Acquisition Costs	1,111	-	1,361	-
Non-Cash Purchase Accounting Adjustment	120	-	120	-
Adjusted EBITDA	$3,903	$4,772	$16,480	$15,703

Adjusted Earnings Per Share

In evaluating our business, we consider and use adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance. We define adjusted EPS as net income attributable to Ultralife Corporation excluding the provision (benefit) for deferred income taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that we expect will be predominantly offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile adjusted EPS to EPS, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EPS to EPS and net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EPS
(In Thousands Except Per Share Amounts)
(Unaudited)
	Three-Month Period Ended
	December 31, 2024			December 31, 2023
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$194	$.01	$.01	$2,873	$.18	$.17
Deferred Tax Provision (Benefit)	(63)	-	-	56	-	.01
Adjusted Net Income	$131	$.01	$.01	$2,929	$.18	$.18

Weighted Average Shares Outstanding		16,629	16,762		16,338	16,479

	Year Ended
	December 31, 2024			December 31, 2023
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$6,312	$.38	$.38	$7,197	$.44	$.44
Deferred Tax Provision	1,232	.08	.07	1,301	.08	.08
Adjusted Net Income	$7,544	$.46	$.45	$8,498	$.52	$.52

Weighted Average Shares Outstanding		16,555	16,767		16,214	16,226

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777

jburfening@lhai.com